THE ROXBURY FUNDS
                            Shareholder Service Plan

     This Shareholder Service Plan (the "Plan") has been adopted by The Roxbury Funds (the "Trust") with respect to Investor Shares of the portfolios listed on Schedule A hereto, which may be amended from time to time (each, a "Fund" and collectively, the "Funds"). A majority of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Trustees"), having determined that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon.

SECTION 1. Servicing Agreements.

     (a) The Trust, on behalf of each Fund, is authorized to enter into shareholder service agreements (the "Servicing Agreements") with investment advisers, financial institutions and other persons ("Service Providers") to maintain and provide certain administrative and servicing functions in relation to, the accounts of shareholders, including, without limitation:

             (i) answering shareholder inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions of the Fund shares may be effected, the proxy voting policies and record of the Trust, and other matters pertaining to the Funds;

             (ii) assisting shareholders in designating and changing dividend options, account designations and addresses;

             (iii) establishing and maintaining certain shareholder accounts and records, as may reasonably be requested from time to time by the Trust;

             (iv) assisting in processing Fund share purchase, exchange, and redemption transactions;

             (v) arranging for the wiring of funds relating to transactions in Fund shares;

             (vi) transmitting and receiving funds in connection with shareholder orders to purchase, exchange, or redeem Shares;

             (vii) verifying and guaranteeing shareholder signatures in connection with redemption orders, transfers among and changes in shareholder-designated accounts;

             (viii) providing periodic statements showing a shareholder's account balances and, to the extent practicable, integration of such information with information concerning other client transactions otherwise effected with or through the Service Provider;

             (ix) furnishing on behalf of the Trust's distributor (either separately or on an integrated basis with other reports sent to a shareholder by the Service Provider) periodic statements and confirmations of all purchases, exchanges, and redemptions of Fund shares in a shareholder's account required by applicable federal or state law, all such confirmations and statements to conform to Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and other applicable legal requirements;

             (x) transmitting proxy statements, annual reports, updating prospectuses, and other communications from the Trust to shareholders;

             (xi) receiving, tabulating, and transmitting to the Trust proxies executed by shareholders with respect to annual and special meetings of shareholders of the Trust;

             (xii) providing reports containing state-by-state listings of the principal residences of the beneficial owners of the Fund shares;

             (xiii) completing all customer identification procedures in relation to the shareholders under the Trust's anti-money laundering program, and taking all appropriate action in relation to shareholders under anti-money laundering requirements, including closing shareholder accounts, notifying appropriate authorities of money laundering concerns and deferring payments of redemption proceeds while money laundering concerns are investigated;

             (xiv) providing to shareholders who are individuals all privacy notices and other communications required under Regulation S-P; and

             (xv) providing such other related services as the Trust or a shareholder may reasonably request.

     (b) The Trust is authorized to enter into Servicing Agreements directly and to permit one or more Service Providers to delegate its duties under a Servicing Agreement to one or more investment advisers, financial institutions and other persons ("Third Party Service Providers"), provided that the Service Provider shall (i) remain fully responsible for the performance of all duties under the Servicing Agreement and (ii) supervise the activities of each Third Party Service Provider.

SECTION 2. Servicing Fee; Payments.

     Pursuant to this Plan and the Servicing Agreements, each Fund shall daily accrue and monthly pay, directly or indirectly, to each Service Provider a shareholder servicing fee as determined by the Trustees of the Trust (a "Servicing Fee") which such Servicing Fee shall not exceed 0.25% per annum of the average daily net assets of the Investor Shares of such Fund with which the Service Provider maintains a service relationship, provided, however, that no Fund shall directly or indirectly pay any amounts that exceed any applicable limits imposed by law or, in the case of payments to National Association of Securities Dealers, Inc. ("NASD") member firms, the rules of the NASD.

SECTION 3. Amendment and Termination.

     (a) Any material amendment to this Plan shall be effective only upon approval of the Board, including a majority of the Independent Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment.

     (b) This Plan may be terminated at any time with respect to the Investor Shares of any Fund by a vote of a majority of the Independent Trustees.

SECTION 4. Quarterly Reports.

     Management of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

SECTION 5. Limitation of Liability of Trustees and Others.

     The Trustees, officers, employees, agents or shareholders of the Trust shall not be liable for any obligations of the Trust or of the Funds under this Plan, and each Service Provider shall agree that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Fund to which such Service Provider's rights or claims relate in settlement of such rights or claims, and not to the trustees, officers, employees, agents or shareholders of the Trust.

Effective Date:  June 6, 2006

                                THE ROXBURY FUNDS
                            Shareholder Service Plan
                                   Schedule A

     Funds

     Roxbury Mid-Cap Fund
     Roxbury Small-Cap Growth Fund
     Roxbury Micro-Cap Fund